Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 28, 2024, except Note 20 as to which the date is July 24, 2024 in the Registration Statement on the Amendment No.7 to Form F-1(File No. 333-271029), under the Securities Act of 1933, with respect to the consolidated balance sheets of XUHANG HOLDINGS LIMITED and its subsidiaries (the “Company”) as of December 31, 2022 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years for the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	/s/ WWC, P.C.
September 12, 2024	WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171